Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-8 Nos. 333-200995, 333-217743, 333-231200, 333-268114, 333-283157 and 333-283159) pertaining to the Amended and Restated Equity Incentive Plan, 2014 Long-Term Incentive Plan, as amended, and 2014 Non-Employee Director Incentive Plan, as amended, of James River Group Holdings, Ltd.;
of our reports dated March 4, 2025, with respect to the consolidated financial statements and schedules of James River Group Holdings, Ltd. and the effectiveness of internal control over financial reporting of James River Group Holdings, Ltd. included in this Annual Report (Form 10-K) of James River Group Holdings, Ltd. for the year ended December 31, 2024.
/s/ Ernst & Young LLP
Charlotte, North Carolina
March 4, 2025